SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated April 20, 2023 between
ADVISORS ASSET MANAGEMENT, INC.
and
VIDENT ADVISORY, LLC
and
ETF SERIES SOLUTIONS

Fund	Minimum Fee	Rate
AAM Transformers ETF	$30,000	0.055% on the first $250 million; 0.045% on the next $250 million; and 0.035% on net assets in excess of $500 million
AAM S&P 500 High Dividend Value ETF	$12,000	0.04% on the first $250 million; 0.03% on the next $250 million; and 0.02% on net assets in excess of $500 million
AAM Low Duration Preferred and Income Securities ETF	$20,000	0.04% on the first $250 million; 0.03% on the next $250 million; and 0.02% on net assets in excess of $500 million
AAM Brentview Dividend Growth ETF	$40,000	0.05% on the first $250 million; 0.045% on the second $250 million; and 0.04% on all assets thereafter
AAM Sawgrass U.S. Large Cap Quality Growth ETF	$40,000	0.05% on the first $250 million; 0.045% on the second $250 million; and 0.04% on all assets thereafter
AAM Sawgrass U.S. Small Cap Quality Growth ETF	$40,000	0.05% on the first $250 million; 0.045% on the second $250 million; and 0.04% on all assets thereafter
AAM Blue Chip Covered Call ETF	$40,000	0.05% on the first $250 million; 0.045% on the second $250 million; and 0.04% on all assets thereafter
AAM Todd International Intrinsic Value ETF	$40,000	0.05% on the first $250 million; 0.045% on the second $250 million; and 0.04% on all assets thereafter

[Signatures to follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of January 16, 2025.

ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

ADVISORS ASSET MANAGEMENT, INC.

By: /s/ Marilee Ferone
Name: Marilee Ferone
Title: EVP, Asset Management Solutions

VIDENT ADVISORY, LLC

By: /s/ Amrita Nandakumar
Name: Amrita Nandakumar
Title: President

ETF SERIES SOLUTIONS
By: /s/ Noelle-Nadia A. Filali
Name: Noelle-Nadia A. Filali
Title: Assistant Secretary

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